Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the MTR Gaming Group 2010 Long Term Incentive Plan, of our reports dated March 16, 2011, with respect to the consolidated financial statements and schedule of MTR Gaming Group, Inc. and the effectiveness of internal control over financial reporting of MTR Gaming Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

December 21, 2011